Exhibit 10.6

Escrow Agreement

THIS AGREEMENT made effective as of this 16th day of October, 2015.

AMONG:

Avonlea Ventures Inc., an Ontario Corporation (“Lender”)

- and -

Canadian Cannabis Corp., a Delaware Corporation (“Borrower”)

- and -

Norton Rose Fulbright Canada LLP, a limited liability partnership carrying on the practice of law in the Province of Alberta (the “Escrow Agent”)

WHEREAS:

A.	By letter of intent between Lender and Borrower dated October 6, 2015 (the “Letter Agreement”), Lender has committed to loan and Borrower agreed to borrow up to five million dollars (the “Loan”), subject to the terms and conditions of a yet to be entered into definitive investment agreement.

B.	The Loan will be comprised of not less than two tranches. The initial tranche (the “Initial Financing”) shall be in the amount of $1,000,000 and shall be evidenced by a promissory note in favour of Lender (the “Promissory Note”), guaranteed by 2264793 Ontario Inc. (the “Guarantor”) under a guarantee (the “Guarantee”) and secured by a mortgage over the real property located at 100 Rutherford South, Brampton, Ontario (the “Mortgage”) granted in favour of the Lender by the Guarantor.

C.	The flow of funds under the Initial Financing shall be governed by this agreement.

D.	The Escrow Agent is willing to act as escrow agent for the sole purposes of dealing with the $750,000.00 (the “Escrow Amount”), being the amount of the Initial Financing less the cash portion of Lending Fee in the amount of $250,000.00.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto have agreed as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalized terms used but not otherwise defined herein shall have the meaning provided in the Letter Agreement.

1.2	Headings

The headings of Articles and Sections in this Escrow Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Escrow Agreement.

1.3	Included Words

Words importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders.

1.4	Business Day

Whenever any payment to be made or action to be taken under this Escrow Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

1.5	Schedules

There are appended to this Escrow Agreement the following schedules pertaining to the following matters:

Schedule “A” -	Form of Initial Instruction

Schedule “B” -	Form of Working Capital Payment Instruction

Article 2
APPOINTMENT OF ESCROW AGENT

2.1	Appointment of Escrow Agent

The Parties hereby appoint the Escrow Agent as the escrow agent to receive, hold and administer the Escrow Amount subject to the terms and conditions of this Escrow Agreement.

2.2	Acceptance of Appointment

The Escrow Agent hereby accepts such appointment and hereby declares that it will hold the Escrow, in escrow, subject to the terms and conditions of this Escrow Agreement.

Article 3
DEPOSIT IN ESCROW

3.1	Deposit in Escrow and Investment of Escrow Amount

Concurrent with or prior to the execution hereof the Escrow Amount shall be delivered to the Escrow Agent by Lender. The Escrow Agent shall deposit the Escrow Amount in an interest bearing trust account at a Canadian chartered bank. All interest earned on the Escrow Amount and the interest accruing on the Escrow Amount shall, for the purposes of any taxes payable in respect of such interest, be deemed to accrue for the benefit of Borrower.

Article 4
Terms of escrow

4.1	Operation of Escrow

(a)	Upon receipt of the Promissory Note, the Guarantee, the Mortgage, legal opinions in respect of both the Borrower and the Guarantor, evidence of the issuance of all shares of the Borrower previously agreed to be issued to the Lender and any other necessary related documentation to the satisfaction of Lender in its sole discretion, Lender shall direct the Escrow Agent to remit $500,000 of the Escrow Amount directly to The Hydropothecary Corporation (“THC”), a corporation subject to the laws of Canada, pursuant to the instructions set forth in Schedule “A” attached hereto (the “Initial Instruction”), and such amount shall be delivered by the Escrow Agent to THC not later than the end of the Business Day next following the date of receipt of the Initial Instruction (or the end of the second Business day next following the date of receipt of Initial Instruction, if such Initial Instruction is received after 11 a.m., Calgary time).

(b)	The remaining $250,000 of the Escrow Amount shall be retained in escrow by the Escrow Agent pending instruction of Lender. The remaining Escrow Amount shall be used to fund (a) working capital costs of Borrower including the payment of administrative costs and travel expenses, (b) fees and disbursements of legal counsel and (c) such other fees and costs as may be approved by Lender, in each case subject to the prior written approval of Lender, in its sole discretion, prior to funding. Upon determination by Lender from time to time that any of the foregoing fees, expenses, costs and disbursements are acceptable in the sole determination of Lender, Lender shall direct the Escrow Agent to remit amounts from the Escrow Amount which, in aggregate, do not exceed $250,000, pursuant to the instructions set forth in Schedule “B” attached hereto (the “Working Capital Payment Instruction”). Upon receipt of each such Working Capital Payment Instruction, the Escrow Agent shall deliver the applicable amount to the order of Borrower not later than the end of the second Business Day next following the date of receipt of the Working Capital Payment Instruction (or not later than three Business Days following the date of receipt of the Working Capital Payment Instruction, if such instruction is received after 11 a.m., Calgary time); provided that, notwithstanding anything to the contrary in this Agreement or the Letter Agreement or otherwise, the Escrow Agent shall not be obligated to make more than one (1) payment under this Section 4.1 in any calendar week.

(c)	If the full Escrow Amount is not advanced prior to May 31, 2016, the balance of the Escrow Amount shall be paid by the Escrow Agent to Borrower on the later of (a) the third Business Day after receipt by the Escrow Agent of written request from Borrower to the Escrow Agent and (b) June 6, 2016; provided that, if all amounts under the Promissory Note have not been repaid in full (with all applicable interest) on or prior to such date, the Lender may, by written demand to the Escrow Agent received no later than 11:00 a.m. (Toronto time) on May 31, 2016, require such balance to instead be delivered to Lender to the extent that any such amounts remain payable to Lender under the Promissory Note, and the Escrow Agent shall on the later of (a) the third Business Day after receipt of such demand from the Lender and (b) June 6, 2016 pay such demanded amount to the Lender without further inquiry or investigation.

Article 5
CONCERNING THE ESCROW AGREEMENT

5.1	Duties, Liability and Indemnification of Escrow Agent

The acceptance by the Escrow Agent of its duties and obligations under this Escrow Agreement is subject to the following terms and conditions, which the Parties agree will govern and control the Escrow Agent with respect to its rights, duties, liabilities and immunities with respect to the Escrow Amount:

(a)	neither the Escrow Agent nor its employees, servants, agents and associates will be liable or accountable for any loss or damage whatsoever to any Person, including but not limited to Lender and Borrower and each of their officers, directors, shareholders and Affiliates, caused by its performance of or its failure to perform its duties and responsibilities under this Escrow Agreement, save only to the extent that such loss or damage is attributable to the gross negligence or wilful misconduct of the Escrow Agent, having regard to the fact, which is hereby acknowledged by Lender and Borrower, that the Escrow Agent is not engaged in the business of providing escrow services;

(b)	the Escrow Agent will have no duties or responsibilities except those which are expressly set forth herein, and the rights, duties, liabilities and immunities of the Escrow Agent may not be altered without its prior written consent;

(c)	upon release and delivery by the Escrow Agent of all of the Escrow Amount as provided for in this Escrow Agreement, the Escrow Agent will be released and forever discharged from all of its duties and responsibilities hereunder;

(d)	in acting hereunder, the Escrow Agent will be severally indemnified and saved harmless by Lender and Borrower (each as to an equal share) from all expenses, liabilities, claims, suits, damages, costs (including any costs incurred by the Escrow Agent pursuant to paragraph (e) below) and demands whatsoever and howsoever arising (collectively, the “Expenses”) in connection with the performance by it of its duties and responsibilities under this Escrow Agreement, save only to the extent that the Expenses arise directly from the gross negligence or wilful misconduct of the Escrow Agent, its servants, agents and associates, having regard to the fact that the Escrow Agent is not engaged in the business of providing escrow services. This indemnity shall survive the termination of the escrow arrangements provided for in this Escrow Agreement;

(e)	the Escrow Agent may retain and act on the opinion or advice obtained from its counsel or other professional advisors (who may be partners or employees of the Escrow Agent) and will not be responsible for any loss occasioned by doing so, nor will it incur any liability or responsibility for deciding in good faith not to act upon such opinion or advice; and

(f)	the Escrow Agent may rely upon any direction, document or instrument delivered to it in compliance or purporting to be in compliance with any provision of this Escrow Agreement without any obligation whatsoever for it to make any inquiry as to its genuineness or the correctness of any statement made therein or as to whether amounts are actually due or payable by any other Party to another Party.

5.2	Resignation of the Escrow Agent

The Escrow Agent may resign and be discharged from any further duties or liabilities hereunder by giving five (5) Business Days' written notice to Lender and Borrower or such shorter notice as Lender and Borrower may accept. Upon the resignation of the Escrow Agent, its successor will be forthwith appointed by the Parties jointly, and failing such appointment, the Escrow Agent may apply to the Court of Queen's Bench of Alberta, Judicial District of Calgary, on such notice as such court may direct for the appointment of a new escrow agent and upon such appointment, the Escrow Amount will be transferred to the successor and the successor will be vested with the same powers, rights, duties and responsibilities as if the successor had been originally named as the escrow agent herein.

5.3	Actions Instituted by Escrow Agent

The Escrow Agent may, but is not obliged to, institute an action in any court of competent jurisdiction seeking instructions, inter alia, as to the release or retention of the Escrow Amount and shall be entitled in its sole and arbitrary discretion, in the event of a dispute arising in respect of the Escrow Amount, or any portion thereof, or otherwise in respect of this Escrow Agreement, to interplead any such dispute at the Court of Queen's Bench in Calgary, Alberta.

5.4	Acknowledgement Respecting the Escrow Agent

Borrower acknowledges that: (a) the Escrow Agent or its servants, agents or associates may have provided legal advice and related services to Lender in connection with the transactions contemplated in this Escrow Agreement and agrees that the Escrow Agent may continue to provide legal advice and related services to Lender in connection with such agreements; (b) the duties of the Escrow Agent hereunder are purely mechanical; and (c) the Escrow Agent is acting hereunder for the convenience of the Parties and shall not be impeached or accountable because of any conflicting or potentially conflicting duties to Lender or any advice provided to it. Further, (i) all costs and expenses incurred by the Escrow Agent in performing its duties hereunder shall be paid by the Borrower and Lender on a joint and several basis, and will be those usually charged in performing legal services which will be based on the Escrow Agent's standard hourly rates in effect from time to time, and (ii) all Expenses for which Lender and Borrower are made severally liable pursuant to Section 5.1(d) shall, as between Lender and Borrower, be paid by the Borrower and Lender on a joint and several basis (in each case, without prejudice to any arrangements between the Borrower and Lender as to expenses and indemnities between them).

Notwithstanding the first paragraph in this Section 5.4, in the event of a dispute between Lender and Borrower with respect to the transactions contemplated in this Escrow Agreement, the Escrow Agent may, at its option, cease to provide advice to Lender and Lender would be required to seek new counsel.

5.5	Compliance with Judgements

If any dispute arises out of this Escrow Agreement or any process is commenced against the subject matter of this Escrow Agreement, including court orders, garnishees or any other processes, the Escrow Agent is hereby empowered and entitled to comply with any orders, writs, judgements or decrees or, if it sees fit, to deliver the subject matter of the escrow to the Court of Queen's Bench of Alberta.

Article 6
OTHER MATTERS

6.1	Governing Law

This Escrow Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and the laws of Canada applicable therein and shall, in all respects, be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this Escrow Agreement.

6.2	Enurement

This Escrow Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective administrators, trustees, receivers, successors and permitted assigns and transferees.

6.3	Notices

The addresses for service and the fax numbers of the parties hereto shall be as follows:

Lender:	Avonlea Ventures Inc. 15466 The Gore Road Caledon, ON L7C 3E5
	Attention:	Michael Steele
	Fax:	(905) 880-7866

	Email:	steeleconsult@aol.com

Borrower:	Canadian Cannabis Corp. 100 Rutherford Road South Brampton, ON L6W 3J5

	Attention:	Benjamin Ward
	Email:	bward@cdncannabis.com

Escrow Agent:	Norton Rose Fulbright Canada LLP Suite 3700 400 3rd Ave SW Calgary AB T2P 4H2 Canada
	Attention:	Marlow Gereluk
	Fax:	(403) 264-5973

	Email:	Marlow.Gereluk@nortonrosefulbright.com

All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(a)	by personal service on a party at the address of such party set out above, in which case the item so served shall be deemed to have been received by that party when personally served;

(b)	by confirmed facsimile transmission to a party to the fax number of such party set out above, in which case the item so transmitted shall be deemed to have been received by that party when transmitted; or

(c)	except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a party at the address of such party set out above, in which case the item so mailed shall be deemed to have been received by that party on the third Business Day following the date of mailing.

A party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other parties in accordance with the provisions hereof.

6.4	Counterpart and Facsimile

This Escrow Agreement may be executed by facsimile and in counterpart, no one copy of which need be executed by the Parties, provided that any Party executing by facsimile shall promptly provide the other Party with an original of its signed execution page of this Agreement. A valid and binding contract shall arise if and when counterpart execution pages (including as may be delivered by facsimile) are executed and delivered by the Parties.

IN WITNESS WHEREOF the parties hereto have executed this Escrow Agreement as of the day and year first above written.

AVONLEA VENTURES INC.		CANADIAN CANNABIS CORP.

Per:		Per:	/s/ Benjamin Ward
	Name: Michael Steele		Name: Benjamin Ward
	Title: President and CEO		Title: President and CEO

NORTON ROSE FULBRIGHT CANADA LLP

Per:
Name: Marlow Gereluk
Title: Partner

SCHEDULE “A”

INITIAL PAYMENT INSTRUCTION

TO:	Norton Rose Fulbright Canada LLP

Suite 3700, 400 3rd Ave SW

Calgary AB T2P 4H2, Canada

Attention: Marlow Gereluk

RE:	Escrow Agreement dated as of October ____, 2015 between Avonlea Ventures Inc. and Canadian Cannabis Corp. and Norton Rose Fulbright Canada LLP (the “Escrow Agreement”)

All capitalized terms used herein will have the meaning ascribed to such terms in the Escrow Agreement.

The undersigned hereby unconditionally and irrevocably direct you as Escrow Agent, in accordance with the Escrow Agreement, that $500,000 is to be released to The Hydropothecary Company in accordance with Section 4.1(a) of the Escrow Agreement and the instructions set forth below.

TD Canada Trust

45 O'Conner St.

Ottawa, ON, K1R 1A4

Bank#:	004
Branch#:	03546
Account#	5282813
Swift code:	TDOMCATTTOR

DATED this ___ day of ________________, 2015.

AVONLEA VENTURES INC.

Per:
Name: Michael Steele Title: President and CEO

Acknowledged by:

NORTON ROSE FULBRIGHT CANADA LLP as Escrow Agent

Per:
Name: Marlow Gereluk Title: Partner

SCHEDULE “B”

WORKING CAPITAL PAYMENT INSTRUCTION

TO:	Norton Rose Fulbright Canada LLP

Suite 3700, 400 3rd Ave SW

Calgary AB T2P 4H2, Canada

Attention: Marlow Gereluk

RE:	Escrow Agreement dated as of October ____, 2015 between Avonlea Ventures Inc. and Canadian Cannabis Corp. and Norton Rose Fulbright Canada LLP (the “Escrow Agreement”)

All capitalized terms used herein will have the meaning ascribed to such terms in the Escrow Agreement.

The undersigned hereby unconditionally and irrevocably direct you as Escrow Agent, in accordance with the Escrow Agreement, that $_____________ is to be released to Borrower in accordance with Section 4.1(b) of the Escrow Agreement and the instructions set forth below.

Client Name: CCC Escrow Inc.

Transit: 37152

Institution Number: 001

Account Number: 4795-916

Swift Code: BOFMCAM2

Bank Name: BMO Bank of Montreal

Bank Address: Hopedale Branch – 1461 Rebecca Street, Oakville ON L6L 1Z8, Canada

Phone Number: 905 847 8852

Fax Number: 905 847 8527

DATED this ___ day of ________________, 2015.

AVONLEA VENTURES INC.

Per:
Name: Michael Steele Title: President and CEO

Acknowledged by:

NORTON ROSE FULBRIGHT CANADA LLP as Escrow Agent

Per:
Name: Marlow Gereluk Title: Partner